Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

The Separation Agreement and Mutual Release (the "Agreement") is entered into on this 13th day of December, 2018, by and between Sonoma Pharmaceuticals, Inc. (the "Company") and Jim Schutz ("Employee"), collectively called the “Parties.”

Employee and the Company herein agree to mutually release each other from any and all claims arising from or related to the Employee’s employment relationship with the Company.

In consideration of the promises made herein, the Parties agree as follows:

1.             Termination. The Parties acknowledge and agree that Employee was employed as Chief Executive Officer of the Company, and Employee's employment with the Company will be terminated effective December 12, 2018 (the "Termination Date").

2.	Consideration.

(a)	In consideration for the release of claims set forth below and other obligations under the Agreement, the Company agrees to pay Employee two hundred fifty thousand dollars ($250,000), less applicable tax withholdings (the “Severance Payment”). The Parties agree that the aforementioned severance pay covers any amounts due under Section 5 of the Employment Agreement signed by Employee and the Company, effective July 26, 2016, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”). For the avoidance of doubt, no bonus of any kind, payable in full or partial, has accrued. The Severance Payment will be paid out in two equal installments with the first half paid with the next regular payroll following the Termination Date and the second half paid on the regular payroll date following the expiration of three months from the Termination Date.

If Employee violates Section 7, Section 8, Section 9, Section 10, Section 11 and/or Section 12 of this Agreement, the Company shall be entitled to repayment of the Severance Payment described in Section 2(a) of this Agreement.

(b)	Employee shall receive an amount of $38,460.80 for accrued 320 hours of paid time off, payable with the next regular payroll following the Termination Date.

(c)	Employee shall continue the Company’s health, dental and vision plan coverage until and including December 31, 2018 as provided for in Section 2(a) of this Agreement. After December 31, 2018, Employee will be entitled to health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), if Employee so timely elects and makes the necessary payments, to the extent required by law.

(d)	All outstanding equity grants of Employee shall immediately vest on the Termination Date and remain exercisable until January 14, 2019. Employee is responsible for any local, state and/or federal taxes due to such vesting. Should Employee fail to pay such taxes, any such amounts due will be deducted from the Severance Payment.

(e)	In accord with Section 4.2 of the Employment Agreement, business expenses incurred by Employee through the Termination Date will be reimbursed consistent with Company policy.

(f)	Employee agrees to buy out the Company’s interest in the Company car and he agrees to remove the Company from the title at his expense by December 21, 2018. If Employee fails to perform his obligation pursuant to this Section 2(f), the Company shall deduct all expenses and the amount of the Company interest in the Company car from the second installment of the Severance Payment.

3.             No Other Payments Due. Employee acknowledges and agrees that he has received all salary, accrued vacation, commissions, bonuses, compensation, shares of stock options therefore or other such sums due to Employee other than the sum to be paid pursuant to Section 2 of the Agreement.

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4.             Mutual Release of Claims.

(a)	Subject to the terms of this Agreement, and in exchange for the Separation Payment set forth in Section 2 herein, Employee on his own behalf and on behalf of his heirs, spouses, executors, administrators, and agents, hereby releases and discharges the Company and current and former of its officers, directors, owners, partners, employees, parent companies or entities, subsidiaries, affiliates, related entities, franchisor, affiliated entities, successors-in-interest, predecessors-in-interest, advisors, legal counsel, representatives, and agents, individually and collectively (“Releasees”), of and from any and all known or unknown liabilities, claims, demands for damages, costs, indemnification, contribution, or any other thing for which Employee has or may have a known or unknown cause of action, claim, or demand for damages, costs, indemnification, or contribution, whether certain or speculative, which may have at any time prior hereto come into existence or which may be brought in the future in connection with any acts or omissions which have arisen at any time prior to the date of execution of this Agreement, including, but not limited to, any and all claims Employee has or may have relating to, or arising out of the employment of Employee by Company, including but not limited to any claims by Employee for breach of employment contract, or unpaid wages, any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, or that Employee has been wrongfully terminated by Company, including any claim for harassment or discrimination, discharge in violation of public policy and/or violation of any state and federal laws, including without limitation, the Americans With Disabilities Act, Title VII Of The Civil Rights Act Of 1964, as amended, the Fair Labor Standards Acts, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Worker Adjustment And Retraining Notification Act Of 1988, as amended, the Rehabilitation Act Of 1973, as amended, the Equal Pay Act, the Employee Retirement Income Security Act Of 1974, as amended, the Family Medical Leave Act Of 1993, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, x the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Immigration Reform and Control Act, as amended, the Occupational Safety and Health Act, as amended, all California state civil rights, employment and wage and hour laws, including those pertaining to overtime pay, timely payment of compensation, meal and rest period pay, and penalties and interest upon late or unpaid compensation; the California Equal Pay Law, as amended; the California Unruh Act, as amended, the California Smokers’ Rights Law, as amended; any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters, and any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, including any applicable contract, tort, constitutional or common law based claims that Employee has or may have as of the date of execution of this Agreement, including but not limited to, any applicable California state laws governing employee and employer rights and obligations.

(b)	However, the release set forth in this section excludes, and the Employee does not waive, release, or discharge: (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or other similar federal or state administrative agencies, although the Employee waives monetary relief related to such a charge or administrative complaint; (ii) claims which cannot be waived by law; (iii) indemnification rights the Employee has against the Company; (iv) claims for coverage under any D&O or other similar insurance policy; and (vi) any rights to vested benefits, such as pension or retirement benefits.

(c)	The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under the Agreement.

(d)	The Company expressly waives and releases any and all claims against the Employee that may be waived and released by law with the exception of claims arising out of or attributable to (a) events, acts or omissions taking place after the Parties’ execution of this Agreement; (b) the Employee’s breach of any terms and conditions of this Agreement; and (c) the Employee’s criminal activities or intentional misconduct occurring during the Employee’s employment with the Company.

5.             Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of the Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company or as a result of equity grants being accelerated in accordance with Section 2(c) hereof and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee's failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims.

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6.            Resignation from Boards and Committees. In accord with Section 5.9 of the Employment Agreement signed by Employee and the Company, effective July 26, 2016, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”), Employee is required to immediately resign from (i) each and every board of directors (or similar body as the case may be) of the Company and each of its affiliates on which Employee may be serving, including but not limited to, the Board (and any committees thereof), and (ii) each and every office of the Company and each of its affiliates that Employee may hold, and all positions that Employee has previously held with the Company and any of its affiliates.

7.             Anti-Solicitation. In accord with Section 9 of the Employment Agreement, Employee agrees that he will not, for a period of two (2) years after the Termination Date use the Company’s confidential information to, directly or indirectly, individually or as a consultant to or as an employee, officer, shareholder, director or other owner or participant in any business, influence or attempt to influence the customers, vendors, suppliers, joint ventures, associates, consultants, agents or partners of any entity within the Company Group (as defined in the Employment Agreement), either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group and he will not otherwise materially interview with any business relationship of any entity within the Company Group.

8.             Nondisclosure of Confidential and Proprietary Information. Employee agrees that, regardless of the termination of his employment from the Company he shall continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided in Section 7 of the Employment Agreement.

Employee agrees that at all times hereafter, he shall not intentionally divulge, furnish or make available to any party any of the trade secrets, patents, patent applications, price decisions or determinations, inventions, customers, proprietary information or other intellectual property rights of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee. Employee further agrees that he has and will take all reasonably necessary steps to ensure that he does not unintentionally divulge, furnish or make available any of the Company’s confidential and proprietary information described above.

Employee further agrees that at all times hereafter, he shall not use any of the Company’s confidential and proprietary information to solicit any of the Company’s current customers.

Nothing in this confidentiality provision prohibits or restricts the Employee (or Employee’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority regarding this settlement or its underlying facts or circumstances or in connection with reporting a possible securities law violation.

Furthermore, nothing in this Agreement shall prohibit or is intended to interfere with the exercise of Employee’s rights under Section 7 of the National Labor Relations Act (NLRA).

9.             Return of Company Property. Employee acknowledges and agrees that all files, accounts, records, materials, documents, drawings, sketches, designs, diagrams, models, blueprints, plans, specifications, manuals, books, forms, receipts, notes, reports, memoranda, studies, data, calculations, recordings, catalogues, compilations of information, correspondence, in any form, including, but not limited to, paper and electronic form, and all copies, abstracts and summaries of the foregoing, instruments, tools and equipment and all other physical items, whether of a public nature or not, and whether prepared by Employee or not, shall remain the sole and exclusive property of the Company and have not and shall not be removed from the premises of the Company and if so, have properly been returned to the Company by the Termination Date. Employee further agrees that he has promptly surrendered and delivered to the Company all the foregoing property, and Employee will not take with him any description containing or pertaining to any confidential and proprietary information which he made, produced or came into possession of during the course of his employment with the Company.

10.          Non-Solicitation of Employees. In accord with Section 10 of the Employment Agreement, Employee agrees that he will not for one (1) year after the Termination Date, directly or indirectly, individually or as a consultant to, or as an employee, officer, shareholder, director, or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) moths prior thereto, was an employee of any entity within the Company Group, who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

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11.          Cooperation.

(a)	Employee agrees that for a period of 30 calendar days from the Termination Date, he will make himself reasonably available for questions regarding the Company or its business operations or relations.

(b)	Employee agrees that he will cooperate in a smooth transition of his termination, including but not limited to signing any documents required to grant access to bank accounts of the Company, amend passwords to accounts held by the Company, forms required by various state and federal agencies related to the management of the Company.

(c)	In accord with Section 13 of the Employment Agreement, Employee agrees that he will reasonably cooperate with the Company, subject to his reasonable personal and business schedules, in any litigation which arises out of events occurring prior to the Termination Date, including, but not limited to, serving as a witness or consultant, and will produce documents and information relevant to the case or helpful to the Company. The Company agrees to reimburse Employee for all reasonable costs and expenses he incurs in connection with his obligations under this section and, in addition, to reasonably compensate Employee for time actually spent in connection therewith following the termination of his employment with the Company.

12.          Mutual Non-Disparagement. Employee agrees to refrain from any defamation, slander, or tortious interference with the contracts and relationships of the Company, whether in writing, verbally or electronically, including any references to the Company on any social media site which could be construed as casting the Company in a negative light.

Employee further agrees to refrain from communications with or disparagement to any regulatory agency about the Company, including, but not limited to, lodging complaints about the Company or offering any testimony or evidence against the Company in any legal or administrative action unless compelled to do so under the authority of law.

The Company agrees to refrain from any defamation, slander, or tortious interference with the contracts and relationships of the Employee, whether in writing, verbally or electronically, including any references to the Employee on any social media site which could be construed as casting the Employee in a negative light.

13.          Breach of the Agreement. Employee acknowledges that in the event of a breach of the confidential and proprietary information provision contained in Section 8 of the Agreement, damages would not be an adequate remedy to compensate the Company for the losses suffered as a result of the breach and that the Company would sustain irreparable harm from such breach. Therefore, Employee agrees that in addition to any other remedies which the Company may have under the Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, such as a Temporary Restraining Order, to restrain Employee from committing or continuing any such violation of the Agreement without the necessity of proving actual damages or to require Employee to post any bond or other undertaking in connection with any such action. Nothing in this section shall be construed to limit the damages otherwise recoverable by the Company in any such event. Employee acknowledges and agrees that upon Employee's material or intentional breach of any of the provisions of the Agreement (including Section 8) and following written notice of such breach by the Company to Employee and an opportunity to cure such breach within five (5) business days where such breach may be cured, in addition to any other remedies the Company may have, the Company's obligations to provide payment pursuant to this Agreement to Employee immediately terminate.

The Company also reserves the right to inform any Person, and the principals of any such Person, that the Company reasonably believes to be receiving or to be contemplating receiving from Employee any assistance of confidential and proprietary information in violation of this section, and of the rights of the Company under this section and/or the confidentiality provision of the Employment Agreement attached hereto as Exhibit A, that participation by such Person and Employee in activities in violation of this section and/or Exhibit A may give rise to claims by the Company against such Person.

14.          Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of the Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through the Employee to bind them to the terms and conditions of the Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

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15.          No Representations. Each party represents that it/he has carefully read and understands the scope and effect of the provisions of the Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in the Agreement.

16.          Costs. The Parties shall each bear their own costs, attorneys' fees and other fees incurred in connection with the execution of the Agreement.

17.           Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the Agreement shall continue in full force and effect without said provision.

18.          Entire Agreement. The Agreement and all exhibits/attachments represent the entire agreement and understanding between the Parties concerning Employee's separation from the Company.

19.          Oral Modification. The Agreement may only be amended in a writing signed by Employee and an authorized officer of the Company.

20.          Governing Law. The Agreement shall be governed by the laws of the State of California.

21.          Effective Date. This Agreement shall be effective upon signing by both Parties. The "Effective Date" is the latest date any Party signs this Agreement.

22.          Counterparts. The Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23.          Assignment. The Agreement may not be assigned by Employee or the Company without the prior written consent of the other party. Notwithstanding the foregoing, the Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.

24.          Arbitration. The Parties agree that any and all claims arising out this Agreement shall be subject to the provisions of Section 14(i) of the Employment Agreement, the terms of which are fully incorporated herein and attached as Exhibit A.

25.          Voluntary Execution of Agreement. The Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)       They have read the Agreement;

(b)       They have been represented in the preparation, negotiation and execution of the Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)       They understand the terms and consequences of the Agreement and of the releases it contains; and

(d)       They are fully aware of the legal and binding effect of the Agreement.

26.        Reserved..

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27.          Notice Requirements: Each notice provided for under this Agreement (“Notice”), must comply with the requirements as set forth in this Section 27. Each Notice shall be in writing and sent by facsimile or depositing it with a nationally recognized overnight courier service that obtains receipts (such as Federal Express or UPS Next Day Air), addressed to the appropriate party (and marked to a particular individual’s attention, if so indicated) as hereinafter provided. Each Notice shall be effective upon being so telecopied or deposited, but the time period in which a response to any notice must be given or any action taken with respect thereto shall commence to run from the date of receipt of the Notice by the addressee thereof, as evidenced by the return receipt. Rejection or other refusal by the addressee to accept or the inability to deliver because of a changed address of which no Notice was given shall be deemed to be the receipt of the Notice sent. Any party shall have the right from time to time to change the address or individual’s attention to which notices to it shall be sent by giving to the other party at least ten (10) calendar days prior Notice thereof. The Parties’ addresses for providing Notices hereunder shall be as follows:

Chief Executive Officer

Sonoma Pharmaceuticals, Inc.

1129 N. McDowell Blvd.

Petaluma, CA 94954

Direct Line 707-559-7381

Fax 415-462-5182

vcovel@sonomapharma.com

Jim Schutz

At the address on file with the Company

[Signature page follows]

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HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE BENEFITS IN SECTION 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST SONOMA PHARMACEUTICALS, INC.

EMPLOYEE:

/s/ Jim Schutz

Jim Schutz

Print Name

Dated: _____________________

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND TO FULFILL THE PROMISES AND TO RECEIVE THE BENEFITS SET FORTH ABOVE, COMPANY, BY AND THROUGH ITS AUTHORIZED REPRESENTATIVE, FREELY AND KNOWINGLY, ENTERS INTO THIS AGREEMENT.

SONOMA PHARMACEUTICALS, INC.

/s/ Jerry McLaughlin

Jerry McLauthlin

Lead Independent Director

Dated: December 12, 2018

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Victoria Covel

Assistant Controller

Sonoma Pharmaceuticals, Inc.

1129 North McDowell Blvd

Petaluma, CA 94954

Re: Separation Agreement and Mutual Release

Dear Ms. Covel:

On December 13, 2018 I executed a Separation Agreement and Mutual Release between Sonoma Pharmaceuticals, Inc. and me. I was advised by Sonoma Pharmaceuticals, Inc., in writing, to consult with an attorney of my choosing prior to executing this Separation Agreement and Mutual Release.

I have been advised that I have seven (7) calendar days to formerly revoke my acceptance of the above-mentioned Separation Agreement and Mutual Release. Per this correspondence, which I am personally delivering to Victoria Covel, Assistant Controller, at the Company, by overnight mail or facsimile, and which is postmarked within seven (7) calendar days after my execution of this Agreement, I hereby revoke my acceptance or execution of that Separation Agreement and Mutual Release. Therefore, in accordance with the terms of the Separation Agreement and Mutual Release, I withdraw any claim for payment by the Company of the monies described in Section 2(a) of that Agreement.

Very truly yours,

________________________
Signature

________________________
Print Name

Dated: ___________________

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